Exhibit 99.1

Contact:	Sitrick And Company
Sandra Sternberg
Maya Pogoda
310-788-2850

Interstate Bakeries Appoints William P. Mistretta to Board of Directors

Kansas City, Missouri – August 30, 2006 – Interstate Bakeries Corporation (IBC) (OTC: IBCIQ.PK) today announced that William P. Mistretta has been appointed as a director of the Company. He was appointed to fill the vacancy left by the resignation of James Elsesser in September of 2004. Mr. Mistretta has more than 20 years of experience in the food manufacturing and service industry.

“On behalf of each of the directors, I would like to express how pleased we are that Bill will be joining the Board,” said Chairman of the Board of Directors Leo Benatar. “Bill has extensive knowledge of the food manufacturing business and a strong background in operations. IBC will benefit from his insights and experience.”

According to Mr. Benatar, Mr. Mistretta was among four candidates submitted in separate lists by both the Official Committee of Equity Security Holders and by Brencourt Advisors, LLC, an IBC stockholder. With the appointment of Mr. Mistretta, there are no vacancies remaining on IBC’s Board.

In addition to his responsibilities for IBC, Mr. Mistretta currently serves as Vice President of Operations for a division of Compass Group PLC’s U.S. operations. Mr. Mistretta earned his Bachelors degree in Business Administration from the University of Scranton and a Master of Business Administration from Farleigh Dickinson University.

About the Company

Interstate Bakeries Corporation is one of the nation's largest wholesale bakers and distributors of fresh-baked bread and sweet goods, under various national brand names, including Wonder®, Baker's Inn®, Merita®, Hostess® and Drake's®. The Company is headquartered in Kansas City. Currently, IBC employs more than 25,000 people and operates 45 bakeries, as well as approximately 800 distribution centers and approximately 850 bakery outlets throughout the country.